EXHIBIT (d)

           FIRST AMENDMENT TO SHAREHOLDER PROTECTION RIGHTS AGREEMENT

        This AMENDMENT (this "Amendment"), dated as of June 10, 1996, between Sterile Concepts Holdings, Inc., a Virginia corporation (the "Company"), and First Union National Bank of North Carolina(the "Rights Agent").

                                    RECITALS

        A. The Company and the Rights Agent are parties to a Shareholder Protection Rights Agreement (the "Rights Agreement") dated as of March 6, 1996.

        B. The Company desires to enter into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Maxxim Medical, Inc., a Delaware corporation ("Maxxim"), and Maxxim Acquisition Co., a Virginia corporation ("Sub"), pursuant to which Sub will be merged into the Company (the "Merger") and the shares of outstanding common stock of the Company will be converted into the right to receive $20 per share in cash.

        C. Terms used herein and not otherwise defined shall have the meaning given to them in the Rights Agreement.

        NOW, THEREFORE, for and in consideration of the premises and the covenants set forth herein, the parties hereto agree as follows:

        1. Exemption of Transactions. Neither the (i) execution, delivery and performance of the Merger Agreement, (ii) commencement of the Offer (as defined in the Merger Agreement) nor (iii) acceptance of and payment for Common Stock by Maxxim or Sub in accordance with the terms of the Merger Agreement shall (A) trigger the exercisability of the Rights, (B) cause the separation of the Rights from the certificates representing Common Stock to which they are attached, (C) cause the occurrence of an Exchange Date or a Stock Acquisition Date or (D) cause Maxxim, Sub or any of Maxxim's subsidiaries or affiliates to be deemed an Acquiring Person.

        2. No Further Amendment. Except as hereby amended, the Rights Agreement shall remain in full force and effect.

        3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                         STERILE CONCEPTS HOLDINGS, INC.

                         By: /s/ PAUL J. WOO, JR.
                             Title: President and Chief Executive Officer

                         FIRST UNION NATIONAL BANK
                            OF NORTH CAROLINA

                         By: /s/ ELEANOR G. AUTRY
                             Title: Vice President

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